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                                                                   EXHIBIT 99.1



                           [HEALTHCARE REALTY LOGO]
                                  NEWS RELEASE
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       Contact: Bethany Mancini, Corporate Communications, (615) 269-8175

                    HEALTHCARE REALTY TRUST ANNOUNCES RECENT
                          INVESTMENTS AND ENGAGEMENTS

         NASHVILLE, Tennessee January 21, 2003 -- Healthcare Realty Trust Incorporated (NYSE:HR) announced today that it will construct, own and manage a new medical office building for the Memphis-based Baptist Memorial Health Care Corporation that will be located on Baptist Memorial's campus in Collierville, Tennessee, a suburb of Memphis. Construction of the 60,000 square foot, two-story facility will commence February 2003. Healthcare Realty Trust will own and operate the $10.9 million medical office facility, which will be occupied by physicians under a long-term agreement with Baptist Memorial. The scheduled completion date is December 2003.

         The Company also announced the recent acquisition of Greenpark One, a 135,000 square foot, eight-story medical office building with an attached 534-space parking garage in Houston, Texas, located near the Texas Medical Center. Healthcare Realty Trust will own and operate the $19.1 million medical office facility, which is 96% leased by physician tenants, including several units of the renowned M.D. Anderson Cancer Center and the Houston PSC Surgery Center.

         Healthcare Realty Trust previously announced its selection by Baylor Health Care System in Dallas to construct, own and manage a $27.5 million medical office facility on the Baylor Medical Center campus in Plano, Texas. Subject to final agreements, construction will begin shortly on the 163,000 square foot, seven-story facility, with occupancy anticipated for Fall of 2004.

         In addition, the Company was selected by Stamford Health System to provide property management and asset administration services for a 175,000 square foot portfolio of medical office and mixed-use space in Stamford, Connecticut.

         Healthcare Realty Trust is a real estate investment trust that integrates owning, managing and developing income-producing real estate properties associated with the delivery of healthcare services throughout the United States. The Company's portfolio is comprised of nine major facility types, located in 29 states nationwide, and operated pursuant to contractual arrangements with 62 healthcare providers. The Company has investments of approximately $1.6 billion in 223 real estate properties or mortgages, totaling approximately 11 million square feet. The Company provides property management services to more than five million square feet nationwide.


    In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in a 10-K filed with the SEC by Healthcare Realty Trust for the year ended December 31,
    2001. Forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims any obligation to update forward-looking material.


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